benefit under the SERP. Pre-retirement benefits are payable in 10 equal annual installments. The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of the Bank.

COMPENSATION OF DIRECTORS

Members of the Corporation’s Board of Directors who are not employees of the Corporation or the Bank are paid a monthly retainer fee of $500 and also $200 for attendance at each Board meeting and $300 for attendance at each committee meeting. Non-Executive Corporate Board Chairperson is also paid a $500 monthly retainer fee. Members of the Bank’s Board of Directors who are not employees of the Corporation or the Bank are paid $425 for attendance at each Board meeting and $300 for attendance at each committee meeting. Committee Chairpersons were paid $350 for each meeting attended. The chairpersons of the Executive Compensation and Audit Committees are paid a quarterly retainer of $500. All Bank Board of Director members are paid a $500 monthly retainer.

CERTAIN TRANSACTIONS

Peter F. Smith is general counsel for the Corporation and the Bank. During the last fiscal year, the Corporation paid Mr. Smith $48,401 for legal services. Directors and officers of the Corporation and certain business organizations and individuals associated with them have been customers of and have had normal banking transactions with County National Bank. All such transactions have been in the ordinary course of business, on terms substantially equivalent, including interest rates and collateral, to those which prevailed in similar transactions with unrelated persons and do not involve more than the normal risk of collectability or present other unfavorable features.

From time to time, the Corporation and the Bank purchase materials or services from directors or from companies with which directors are associated. Such transactions have been at prices and terms not less favorable to the Corporation than could have been obtained from other suppliers or service providers.

DIRECTORS AND EXECUTIVES DEFERRED COMPENSATION PLAN

The Directors approved a Directors and Executive Deferred Compensation Plan. Annually, outside directors can elect the level of participation of their director compensation to be deferred. Executive deferrals can be elected throughout the year up to 10% of base compensation and 100% of all bonuses. All deferred compensation will be a general liability of this Corporation and Bank, respectively. This is a phantom stock plan whereby any appreciation or depreciation in each participants account value will reflect precisely CNB Financial Corporation common stock performance including cash dividends. Deferred compensation will serve as a funding source for a trust. Investments are expected to closely match the appreciated or depreciated liability. Any variance will be adjusted by an expense or gain to the Corporation or Bank. In addition to the tax advantages to the participants, they are each additionally incented toward the general performance of the Corporation’s common stock. Accounting treatment for this plan is subject to the Financial Accounting Standards Board Statement #123.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on our records and other information, we believe that all of our directors and officers complied during 2004 with the reporting requirements of section 16(a) of the Securities Exchange Act of 1934.

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